AMENDING AGREEMENT

THIS AMENDING AGREEMENT is dated effective as of November 15th, 2013.

BETWEEN:

AMERICAN BONANZA GOLD CORP., a corporation with offices in Vancouver, British Columbia ("**AmBon**")

- and -

BONANZA EXPLORATIONS INC. a wholly owned subsidiary corporation of AmBon ("**BEI**")

- and -

STEPHANIE BEREZAN, an individual resident in the City of Langley, in the Province of British Columbia (the "**Lender**")

WHEREAS the Lender provided a loan to AmBon in the principal amount of US$1,000,200 as evidenced by a promissory note and guaranty dated April 1, 2013 granted by AmBon in favour of the Lender and as guaranteed by BEI (the "**Note**");

AND WHEREAS AmBon has failed to make certain payments required under the Note which, pursuant to Section 23(a) of the Note, may be considered Defaults (as defined in the Note);

AND WHEREAS, prior to AmBon failing to make the payments required under the Note, the Lender and AmBon had been and continued to be in, discussions to amend the terms of the Note to extend the time for making certain payments under the Note;

AND WHEREAS the Lender is prepared to confirm the waiver of the occurrence of any prior Default relating to payments under the Note and agrees not to exercise the remedies to which it would otherwise be entitled to in connection with such Defaults;

AND WHEREAS the parties hereto wish to amend certain terms of the Note as set forth in this Amending Agreement;

NOW THEREFORE, in consideration of the premises and the respective covenants and agreements set forth herein and in the Note, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Interpretation

This Amending Agreement is supplemental to and shall form one agreement with the Note, and the Note and this Amending Agreement shall be read together and have effect so far as practicable as though all the provisions thereof and hereof were contained in one instrument.

2. Waiver of Default

(a) AmBon has failed to make the principal payments that were to be paid to the Lender on September 1, 2013, October 1, 2013 and November 1, 2013, all as contemplated by Section 12 of the Note. AmBon has also failed to make the interest payment that was to be paid to the Lender on November 1, 2013 as contemplated by Section 11 of the Note.

The failure to make each of such payments would constitute a Default under Section 23(a) of the Note unless waived by the Lender.

(b) The Lender also acknowledges that AmBon has advised that AmBon will not make the principal payment that is to be paid to the Lender on December 1, 2013 as contemplated by Section 12 of the Note, nor will AmBon make the interest payment that is to be paid to the Lender on December 1, 2013 as contemplated by Section 11 of the Note. The failure to make each of such payments will also constitute a Default under Section 23(a) of the Note.

(c) AmBon and BEI each hereby covenants and agrees that on or before January 2, 2014, AmBon shall make payment to the Lender of the following: (i) the accrued interest payments that were to be paid to the Lender on November 1, 2013 and December 1, 2013 as contemplated by Section 11 of the Note; and (ii) the interest payment that is to be paid to the Lender on January 2, 2014 as contemplated by Section 11 of the Note (collectively, the **"Catch-Up Interest Payments"**).

(d) The Lender hereby confirms the waiver of the past Defaults noted above and waives the occurrence of the Defaults that will occur on December 1, 2013 and further agrees not to exercise the remedies to which it would otherwise be entitled to in in connection with such Defaults under the terms of the Note. Notwithstanding the above, if the Catch-Up Interest Payments are not made as provided for in Section 2(c) above, this waiver shall immediately be revoked and the Lender shall be entitled to exercise any and all remedies to which it is entitled.

(e) Except as contemplated herein, the waivers contemplated by Section 2 of this Amending Agreement do not, and will not, extend to, or affect, any subsequent contraventions of the provisions of the Note.

3. Amendments

The parties hereto acknowledge and agree that the Note shall be amended as follows:

(a) In Section 9 of the Note, the reference of "909.273 London good delivery gold ounces" shall be deleted and replaced with "1,111.333 London good delivery gold ounces";

(b) In Section 12 of the Note, the reference of "five (5) months" shall be deleted and replaced with "nine (9) months"; and

(c) In Section 14 of the Note, the reference of "sixteen (16) months" shall be deleted and replaced with "twenty (20) months"."

4. Confirmation

The parties hereto hereby acknowledge and confirm that, except as specifically amended by the provisions of this Amending Agreement, all of the terms and conditions contained in the Note are and shall remain in full force and effect, unamended, in accordance with the provisions thereof, except as may otherwise be required to effect the amendments set out in this Amending Agreement.

5. Enurement

This Amending Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and assigns.

6. Time

Time shall be of the essence of this Amending Agreement.

7. Governing Laws

This Amending Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia.

8. Execution in Counterpart

This Amending Agreement may be executed by the parties in separate counterparts (and by facsimile transmission or by a scanned copy by electronic mail) each of which when so executed and transmitted or delivered shall be an original, but all such counterparts shall together constitute one and the same agreement.

IN WITNESS WHEREOF the parties hereto have caused this Amending Agreement to be duly executed as of the date and year first above written.

AMERICAN BONANZA GOLD CORP.

Per: [signature]
Name: Brian Kirwin
Title: President + CEO

BONANZA EXPLORATIONS INC.

Per: [signature]
Name: Brian Kirwin
Title: President

[signature]
Witness

[signature]
STEPHANIE BEREZAN